Table of Contents

Exhibit 4(l)

__________________________________________________________________________________

U.S.$120,000,000 Notes Units

Consisting of

U.S.$80,000,000	U.S.40,000,000
TELEMIG CELULAR S.A. 8.75% Notes due 2009	AMAZÔNIA CELULAR S.A. 8.75% Notes due 2009

________________________

FIRST SUPPLEMENTAL INDENTURE
DATED AS OF APRIL 17, 2007
________________________

THE BANK OF NEW YORK.
AS TRUSTEE
__________________________________________________________________________________

        FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of April 17, 2007 is among Telemig Celular S.A., a sociedade por ações incorporated under the laws of the Federative Republic of Brazil (“Telemig”), Amazônia Celular S.A., a sociedade por ações incorporated under the laws of the Federative Republic of Brazil (“Amazônia” and, together with Telemig, the “Obligors”) and The Bank of New York, a banking corporation duly organized under the laws of the State of New York, as Trustee (the “Trustee”), Paying Agent, Registrar and transfer agent.

WITNESSETH:

        WHEREAS, in accordance with Section 9.2 of the Indenture relating to the 8.75% Telemig Notes due 2009 (the “Telemig Notes”) and the 8.75% Amazônia Notes due 2009 (the “Amazônia Notes” and, together with the Telemig Notes, the “Securities”), dated as of January 20, 2004 (the “Indenture”), the Obligors and the Holders of at not less than a majority in aggregate principal amount of each of the Telemig Notes and the Amazônia Notes outstanding as of the date hereof desire to amend certain terms of the Indenture and to waive certain past Defaults and Events of Default under the Indenture in respect of certain covenants and provisions of the Indenture as described below;

        WHEREAS, in accordance with the terms of the Indenture, (i) Holders of not less than a majority in aggregate principal amount of each of the Telemig Notes and the Amazônia Notes outstanding as of the date hereof, voting separately, have consented to the amendments and the waivers as set forth herein and (ii) the vote of not less than a majority in aggregate principal amount of each of the Telemig Notes and the Amazônia Notes outstanding as of the date hereof, voting separately, is sufficient to effect the amendments and waivers set forth herein;

         WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture and effectively amending the Indenture as set forth herein and waiving certain past Defaults and Events of Default under the Indenture in respect of certain covenants and provisions of the Indenture as set forth herein as set forth herein have been duly taken;

         NOW, THEREFORE, the parties hereto agree as follows:

         Section 1.1 Definitions.

         All capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Indenture.

         Section 2.1. Amendments to the Indenture.

         Subject to Section 4.1 hereof, the Indenture is hereby amended as follows:

        (a) Amendments to Section 1.1. Section 1.1 of the Indenture is hereby amended by replacing the definition of “Adjusted EBITDA” in its entirety with the following:

2

        “Adjusted EBITDA” means, for any period, with respect to either Obligor and its Subsidiaries, the sum of (A) the Consolidated net income of such Obligor and its Subsidiaries for such period, (B) depreciation and amortization of such Obligor and its Subsidiaries for such period, to the extent deducted in determining Consolidated net income for such period, (C) Financial Expense of such Obligor and its Subsidiaries for such period, to the extent deducted in determining Consolidated net income for such period, (D) Consolidated income tax expense of such Obligor and its Subsidiaries for such period, to the extent deducted in determining Consolidated net income for such period, (E) Foreign Exchange Loss of the Obligor and its Subsidiaries for such period, to the extent deducted in determining Consolidated net income for such period, minus (F) Financial Income of such Obligor and its Subsidiaries accrued for such period, to the extent included in determining Consolidated net income for such period, (G) Foreign Exchange Gain for such period, to the extent included in determining Consolidated net income for such period, and (H) for the purposes of calculating the financial ratios set forth in Sections 4.7 and 4.8 of this Indenture, any provisions recorded by the Obligor and its Subsidiaries with respect to contingent liabilities regarding the Imposto de Circulação de Mercadorias e Serviços, commonly known as the ICMS, to the extent included in determining Consolidated net income for such period. The ICMS is a tax that the Brazilian states impose at varying rates on certain revenues from the sale of goods and services, including telecommunications services.

        (b) Amendment to Section 4.7. Section 4.7 of the Indenture is replaced in its entirety with the following:

         Total Leverage Ratio.

         Neither Obligor shall, at any date, incur any Indebtedness which would result in Net Indebtedness (after giving effect to any Indebtedness incurred on such date and the application of proceeds therefrom) exceeding 300% of Adjusted EBITDA for the most recently completed four fiscal quarters.

        (c) Amendments to Section 4.8. Section 4.8 of the Indenture is replaced in its entirety with the following:

         Ratio of Adjusted EBITDA to Net Interest Expense.

        Neither Obligor shall incur any Indebtedness which would result in, as of the end of the most recently completed fiscal quarter, its Adjusted EBITDA for the most recently completed four fiscal quarters to fall below 275% of its Net Interest Expense for the most recently completed four fiscal quarters.

         Section 3.1. Waivers.

        The Holders hereby waive all past defaults and events of default under the Indenture that have arisen or resulted from any failure of the Obligors to comply with Sections 4.7 and 4.8 of the Indenture, provided such failure was the result of the effects of the provisions recorded by the Obligors and their Subsidiaries with respect to contingent liabilities regarding the ICMS.

         Section 4.1. Confirmation; Effectiveness.

        As amended by this Supplemental Indenture, the Indenture and the Securities are ratified and confirmed in all respects and the Indenture as so amended shall be read, taken and construed as one and the same instrument. The provisions of this Supplemental Indenture shall become operative as of the date of this Supplemental Indenture. This Supplemental Indenture may be executed in any number of counterparts, each one of which counterparts together shall constitute but one and the same instrument.

        Section 5.1. Trust Indenture Act. If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision included in this Supplemental Indenture or the Indenture, which is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended (the “TIA”), such required provision of the TIA shall control.

        Section 6.1. Governing Law. This Supplemental Indenture shall be deemed governed by, and construed in accordance with, the internal laws of the State of New York, but without giving effect to applicable principles of conflicts of law thereof to the extent that the application of the laws of another jurisdiction would be required thereby.

        Section 6.2.     Trustee. The Trustee makes no representations as to validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Obligors and not of the Trustee.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

Telemig Celular S.A.

By:________________________
Name:
Title:

Amazônia Celular S.A.

By:________________________
Name:
Title:

The Bank of New York, as Trustee

By:________________________
Name:
Title: